EXHIBIT 99.1

Liberty National Bancshares, Inc.

Contact: William L. Daniel

For Immediate Release

Liberty National Bancshares, Inc. Reports Second Quarter Earnings –

CONYERS, Georgia – July 15, 2003 – Liberty National Bancshares, Inc. today announced the results of its operations for the quarter ended June 30, 2003. Net income for the second quarter of 2003 was $293 thousand compared to $261 thousand for the same period last year, reflecting a 12 percent increase. June 2003 year-to-date net income totaled $650 thousand and constituted a 102 percent increase compared to $322 thousand during the first six months of last year.

Second quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $229 thousand to $1.3 million, or 21 percent more than during the same period in 2002. June 2003 year-to-date net-interest income totaled $2.6 million and represented a 27 percent increase compared to the same period in 2002.

For the quarter ended June 30, 2003, non-interest income (other fees for services) increased by 48 percent to $501 thousand, while non-interest operating expenses rose $212 thousand to $1.2 million, or 22 percent more than the total for the second quarter of 2002. Year-to-date non-interest income totaled $902 thousand and was 53 percent higher than during the same period in 2002. Year-to-date non-interest operating expenses totaled $2.2 million, which constituted a 12 percent increase compared to the same period last year.

Gross loans outstanding at the second quarter end totaled $115 million, which constituted a 39 percent increase over the June 30, 2002 balance and 19 percent growth since the 2002 fiscal year end. Deposits as of June 30, 2003 were $126 million, which represented a 28 percent increase over the total at June 30, 2002, and a 17 percent increase since the 2002 fiscal year end. The company’s total assets were $141 million as of June 30, 2003, compared to $111 million at the end of the second quarter last year and $121 million at December 31, 2002.

“We are pleased to report record net income for the second quarter and the first six months of 2003. Nonetheless, Liberty National continues to be challenged by downward pressure on its net interest margin and intense competition in both Rockdale and Newton Counties,” stated Bill Daniel, Liberty National’s CEO. “Non-interest income, primarily mortgage origination fees and service charges on deposit accounts, has bolstered the company’s earnings during this period of declining interest rate margins. The fact that our 2003 year-to-date net income increased 102 percent compared to the same period last year is indicative of the Board of Directors’ commitment to improve efficiency, control expenses, and grow our market share. We are particularly pleased that the company’s non-interest operating expenses rose only 12 percent while total assets increased 28 percent during the first six months of 2003,” Daniel added.

“Despite an uncertain economy, the quality of the bank’s loan portfolio appears to be very good,” continued Daniel. “Past dues, problem loans, and charge-offs remain at the lower end of industry norms. Nonetheless, our lending personnel, under the direction of Senior Lending Officer, Bill Walker, remain committed to prudent, conservative underwriting and active portfolio management. This underlying philosophy is, in large part, responsible for the company’s positive operating results during its first six years of business,” Daniel noted. “The company’s Board of Directors and staff remain committed to building shareholder value through efficient, conservative growth,” Daniel added. “We are optimistic about the remainder of 2003, but fully understand the challenges and risks associated with these uncertain times,” he concluded.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank (“LNB”), which operates offices in Rockdale and Newton Counties. A full-service financial institution, LNB offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County – are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.